Exhibit 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

ALLEGHANY CORPORATION ANNOUNCES CEO SUCCESSION AND EXECUTIVE APPOINTMENTS

NEW YORK, NY, March 3, 2021 — Alleghany Corporation (NYSE: Y) announced today that Weston M. Hicks, President and Chief Executive Officer, has elected to retire as Chief Executive Officer and a director of Alleghany at year-end 2021. Joseph P. Brandon, currently Executive Vice President, will succeed Mr. Hicks as Chief Executive Officer and be appointed to the Board of Directors, effective at year-end 2021. Mr. Brandon will succeed Mr. Hicks as President of Alleghany, effective April 23, 2021 upon the conclusion of Alleghany’s 2021 Annual Meeting of Stockholders. Ms. Kerry J. Jacobs, currently Senior Vice President and Chief Financial Officer, will succeed Mr. Brandon as Executive Vice President of Alleghany, effective April 23, 2021. Ms. Jacobs will continue as Chief Financial Officer until a successor is identified.

Mr. Hicks, 64 years old, joined Alleghany in 2002 as Executive Vice President-Finance and was appointed as a director and President and Chief Executive Officer on December 31, 2004. “In his almost 19 years at Alleghany, Weston has had a profoundly positive impact,” said Jefferson W. Kirby, Chairman of Alleghany. “When he joined the company in 2002, Alleghany’s stockholders’ equity was approximately $1.4 billion, comprised substantially of passive assets. Weston reallocated those assets into several successful acquisitions in the property and casualty industry and tapped the available free cash flow from these acquisitions to build Alleghany Capital, which now has seven platform companies. During Weston’s tenure, Alleghany’s stockholders’ equity has grown to approximately $8.8 billion at year-end 2020, after repurchasing approximately $1.9 billion of shares and distributing approximately $0.4 billion of cash dividends to stockholders. He also led Alleghany through two of the most challenging times in its history, the Great Recession and, more recently, the uncharted territory resulting from the global COVID-19 pandemic. Alleghany has been fortunate to have a President and Chief Executive Officer of his caliber. On behalf of the Board and the entire Alleghany organization, I thank him for his many contributions to the company.”

Mr. Brandon, 62 years old, joined Alleghany in 2012 as its Executive Vice President. “Since becoming part of Alleghany, Joe and I have worked closely as partners overseeing Alleghany’s insurance and reinsurance operations, as well as on corporate strategy matters,” Mr. Hicks said. “His knowledge of the re/insurance industry is unparalleled, and his strategic, operating and financial insights have been invaluable to me and the company. The Alleghany Board of Directors and I are confident that Joe will bring his expertise and insights to all of Alleghany’s businesses and is the right person to lead Alleghany in the coming years.”

Ms. Jacobs, 42 years old, joined Alleghany in 2014 as Vice President – Finance and has held critical roles with increasing responsibility during her seven-year tenure at Alleghany. Mr. Brandon said, “Kerry is a proven leader with strong business acumen, and I very much look forward to working with her in her new expanded role as a senior operating leader of Alleghany. Kerry’s proven financial and business capabilities, sharp thinking and focus will be a benefit to the company and help me significantly in my new role at Alleghany.”

About Alleghany Corporation

Alleghany Corporation (NYSE:Y) creates value by owning and supporting its operating subsidiaries and managing investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc., a leading global reinsurer; RSUI Group, Inc., which underwrites wholesale specialty insurance coverages including property, casualty, professional liability and directors’ and officers’ liability; and CapSpecialty, Inc., an underwriter of commercial property, casualty and surety insurance coverages.

Alleghany’s subsidiary Alleghany Capital Corporation (“Alleghany Capital”) owns and manages a diverse portfolio of industrial and non-industrial businesses. Alleghany Capital’s industrial businesses include: (i) Precision Cutting Technologies, Inc., which provides precision automated machine tool solutions and high-performance carbide end mills and manufactures and services waterjet orifices and nozzles; (ii) R.C. Tway Company, LLC (dba “Kentucky Trailer”), a manufacturer of custom trailers and truck bodies for the moving and storage industry and other markets; (iii) WWSC Holdings, LLC, a structural steel fabricator and erector; and (iv) Wilbert Funeral Services, Inc., a provider of products and services for the funeral and cemetery industries and precast concrete markets. Alleghany Capital’s non-industrial businesses include: (i) IPS-Integrated Project Services, LLC, a design, engineering, procurement, construction management and validation service provider focused on the global pharmaceutical and biotechnology industries; (ii) Jazwares, LLC, a global toy and musical instrument company; and (iii) CHECO Holdings, LLC, a hotel management and development company. For additional information about Alleghany Capital, please visit www.alleghanycc.com

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For more information, please contact:

Investors:

Dale James

Alleghany Corporation

212-508-8116

Media:

Mike Smargiassi

The Plunkett Group

212-739-6729